Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

October 2, 2007

Alliance One International, Inc.

Extension of Exchange Offer For 8 ½ % Senior Notes due 2012

Morrisville, NC –Alliance One International, Inc. (NYSE: AOI) announced today that, as part of its previously announced exchange offer for all of its outstanding 8 ½ % Senior Notes due 2012, it is extending the expiration date of the exchange offer.  The exchange offer, which was to have expired at 5:00 p.m., New York City time, on October 1, 2007, will be extended to 5:00 p.m., New York City time, on October 2, 2007 (the “Expiration Time”), unless further extended by Alliance One.

Alliance One is offering to exchange up to $150,000,000 aggregate principal amount of its 8 ½ % Senior Notes due 2012 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 8 ½ % Senior Notes due 2012. The terms of the exchange securities are identical in all material respects to the terms of the original securities for which they are being exchanged, except that the registration rights and the transfer restrictions, applicable to the original securities are not applicable to the exchange securities.

As of 5:00 p.m. on October 1, 2007, Alliance One had received tenders for approximately $149.0 million in aggregate principal amount of the notes, representing approximately 99.3% of the outstanding aggregate principal amount of the notes and is extending the expiration of the exchange offer to ensure that all noteholders have the appropriate opportunity to participate in the exchange offer.

The exchange offer is made only pursuant to Alliance One’s prospectus, dated August 30, 2007, which has been filed with the Securities and Exchange Commission as part of Alliance One’s Registration Statement on Form S-4. The Registration Statement was declared effective by the Securities and Exchange Commission on August 29, 2007.

Copies of the prospectus and transmittal materials governing the exchange offer may be obtained from the Exchange Agent, Deutsche Bank Trust Company Americas, at the following address:

Deutsche Bank Trust Company Americas

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, Tennessee  37211

Phone (800) 735-7777

Fax: (615) 835-3701

Email: SPU-Reorg.Operations@db.com.

Alliance One International, Inc.
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This press release contains forward-looking statements.  Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the section titled “Factors that May Affect Future Results” in our Annual Report on Form 10-K for the year ended March 31, 2007 and under the heading of “Risk Factors” listed from time to time in the Company's filings with the Securities and Exchange Commission.

Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company's website at http://www.aointl.com.

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